FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 26, 2011 (May 23, 2011)

SouthPeak Interactive Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway
Midlothian, Virginia 23113

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 23, 2011, SouthPeak Interactive Corporation (the “Company”) entered into a Waiver and Amendment Agreement (the “Amendment Agreement”) with the holders of the Company’s outstanding Senior Secured Convertible Notes due March 15, 2011 (the “2011 Notes”) and  July 19, 2013 (the “2013 Notes”) (collectively, the “Notes”).  Pursuant to the Amendment Agreement, (i) as to the 2011 Notes, the holders thereof have waived the Maturity Payment Default (as defined in the Amendment Agreement), the interest rate has been increased to 29%, and the Maturity Date has been extended to December 31, 2011, and (ii) as to the 2013 Notes, the holders thereof have waived the Registration Default (as defined in the Amendment Agreement). The Amendment Agreement provides that the date by which the Initial Registration Statement (as defined in the Registration Rights Agreement by and among the Company and the purchasers of the Notes) must be declared effective by the SEC has been extended (i) to January 31, 2012, in the event that the Initial Registration Statement is not subject to a full review by the SEC, or (ii) to April 30, 2012, in the event that the Initial Registration statement is subject to a full review by the SEC. Under the Amendment Agreement, the Company and certain of its subsidiaries have agreed to (i) instruct its online distribution partners to remit all payments arising from sales through online gaming platforms of the electronic game “Stronghold 3” (the “Game”) to a designated collateral agent, (ii) remit all receivable payments arising from sales of the Game in Europe directly to the collateral agent, and (iii) commencing in September 2011, pay the collateral agent 60% of any amounts in excess of $350,000 paid to the Company each month under the factoring agreement between the Company and Rosenthal & Rosenthal, Inc., with all such payments being applied to the amounts due under the 2011 Notes until the 2011 Notes are paid in full.

The description of the Amendment Agreement and the terms thereof are qualified in their entirety to the full text of the Amendment Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

10.1	Waiver and Amendment Agreement, dated as of May 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2011

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz Chief Executive Officer

Exhibit Index

Exhibit Number	Description

10.1	Waiver and Amendment Agreement, dated as of May 23, 2011.